Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports Q1 2009 Net Operating Income of $137.8 Million,

or $1.17 per diluted share

Net Income of $80.6 Million, or $0.68 per diluted share

NEW YORK, April 29, 2009 – Assurant, Inc. (Assurant) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported results for first quarter 2009.

Net operating income¹ for first quarter 2009 decreased 36 percent to $137.8 million, or $1.17 per diluted share, compared to first quarter 2008 net operating income of $214.9 million, or $1.80 per diluted share.

“Our quarterly results reflect how the economy is challenging consumers, employers and the financial markets. Yet, in spite of the turbulence, we were able to achieve a quarterly annualized operating ROE of 12.5 percent2,” says Robert B. Pollock, president and chief executive officer. “Difficult economic conditions triggered increased claim activity. For example, we believe that fears among consumers of potential loss of insurance coverage drove heavy utilization of medical services.”

“Even as we feel the economic turbulence of 2009, we are discovering new business opportunities for expansion of products and services both domestically and internationally. Our leading positions in specialty markets, solid balance sheet and conservative investment approach reinforce the strength of our business model and support our long-term strategy to build our diversified specialty insurance businesses.”

Net income in the first quarter 2009 decreased 57 percent to $80.6 million, or $0.68 per diluted share, versus first quarter 2008 net income of $186.8 million, or $1.56 per diluted share. Net income in first quarter 2009 included $36.2 million of after-tax net realized losses on investments, including $16.5 million after-tax from other than temporary impairments. Net income also included $21.0 million of related tax expense caused by a change in deferred tax assets. Net income in first quarter 2008 included $28.0 million of after-tax net realized losses on investments, including $28.2 million after-tax from other than temporary impairments.

Net earned premiums of $1.87 billion in first quarter 2009 decreased 3 percent from the same period in 2008.

Net investment income in first quarter 2009 decreased 10 percent to $178.5 million from $197.8 million in first quarter of 2008 primarily as a result of a decrease in average invested assets and lower yields.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended
	March 31, 2009	March 31, 2008

	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$30.3	$47.6
Assurant Specialty Property	104.7	124.7
Assurant Health	14.7	37.3
Assurant Employee Benefits	7.0	16.3
Corporate and other	(13.4)	(5.9)
Amortization of deferred gains on disposal of businesses	4.4	4.8
Interest expense	(9.9)	(9.9)

Net operating income	137.8	214.9

Adjustments:
Net realized losses on investments	(36.2)	(28.1)
Change in net deferred tax asset	(21.0)	—

Net income	$80.6	$186.8

Assurant Solutions

Assurant Solutions first quarter 2009 net operating income was $30.3 million, a 36 percent decrease from first quarter 2008 net operating income of $47.6 million. Domestic underwriting experience improved versus first quarter 2008. However, the combined ratio for this business was higher because results in the first quarter of 2008 included $11.7 million of after-tax income from an accrual of contractual receivables for certain domestic service contracts. The international combined ratio was impacted by continued unfavorable loss experience within a United Kingdom credit insurance distribution channel. Results for the quarter also were affected by a decline in investment income of $5.7 million after-tax.

Assurant Solutions first quarter 2009 net earned premiums decreased 6 percent to $644.6 million from $683.5 million in the first quarter of 2008. The application of FASB 97 for preneed insurance contracts sold in 2009 resulted in $32 million of the decrease but has no impact on net income. Net earned premiums would have increased in the quarter if not for the application of FASB 97 and the unfavorable impact of foreign exchange.

Assurant Specialty Property

Assurant Specialty Property first quarter 2009 net operating income was $104.7 million, down 16 percent from first quarter 2008 net operating income of $124.7 million. The decrease for the quarter was primarily the result of an additional $8.4 million after-tax of catastrophe reinsurance costs compared to first quarter 2008 and claims activity associated with normal winter weather compared to the mild winter of 2008. Results for the first quarter of 2008 were favorably affected by $4.6 million after-tax from a client-related settlement.

Assurant Specialty Property first quarter net earned premiums increased 3 percent, to $493.8 million compared to $481.4 million in the first quarter of 2008. The increase was primarily the result of organic growth in creditor-placed homeowners insurance as average insured values and policy placement rates continue to increase. Partially offsetting these factors was a 3.6 percent, or 1.1 million net decrease in tracked loans compared to same period last year, primarily in sub-prime mortgages.

Assurant Health

Assurant Health first quarter 2009 net operating income was $14.7 million, a 61 percent decrease compared to first quarter 2008 net operating income of $37.3 million. Individual medical and small group claims paid in the first quarter for services rendered in the fourth quarter 2008 were higher, likely the result of changing consumer and provider behavior caused by the deteriorating economic conditions.

Assurant Health first quarter 2009 net earned premiums decreased 5 percent to $472.3 million from $496.1 million in first quarter of 2008. Individual medical premiums for the first quarter were down 1 percent while small group medical premiums continued to decline and were down 15 percent for the quarter.

Assurant Employee Benefits

Assurant Employee Benefits first quarter 2009 net operating income was $7.0 million, down 57 percent from first quarter 2008 net operating income of $16.3 million. Results for first quarter 2009 were affected by the ailing economy which led to a reduction in the number of claimants recovering from disabilities. Results for the quarter also were affected by a decline in investment income of $2.7 million after-tax.

Assurant Employee Benefits first quarter 2009 net earned premiums decreased 6 percent to $263.8 million from $280.4 million in first quarter of 2008. First quarter 2008 premiums included a $5.5 million single premium from a closed block acquisition. Premium declines were driven primarily by the loss of client relationships in the alternative distribution channel and the lapse of certain larger employer accounts.

Corporate and Other

Corporate and other net operating loss for the first quarter of 2009 was $13.4 million compared to a net operating loss of $5.9 million in the first quarter of 2008. The increased loss was primarily due to $4.6 million of previously reported compensation related expenses and a decline in investment income caused by lower short-term interest rates.

Financial Position

At March 31, 2009 total assets were $23.8 billion. Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.5 billion. Book value per diluted share was down 2 percent to $30.98 from $31.47, and book value per diluted share excluding AOCI, was up 1 percent to $37.58 from $37.16 at Dec. 31, 2008. Debt to total capital, excluding AOCI, improved to 18.0 percent from 18.3 percent at Dec. 31, 2008. The ratio of total investments to stockholders’ equity, including AOCI, was 3.2 to 1 as of March 31, 2009.

“In summary, while we’re feeling the impact of the current economic climate, we remain on solid ground strengthened by our diversity and flexibility,” concludes Pollock.

Earnings Conference Call

Assurant will host a conference call Thursday, April 30 at 9:00 a.m. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 877-681-3367 (toll-free domestic), or 719-325-4909 (international); passcode: 7809134. Please call to register at least 10 minutes prior to the beginning of the conference call. A replay of the call will be available for one week via telephone starting at approximately 12:00 p.m. (ET) on Thursday and can be accessed at 888-203-1112 (toll-free domestic), or 719-457-0820 (international); passcode: 7809134. The webcast will be archived on Assurant’s Website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $23 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results might differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) failure to attract and retain sales representatives; (iii) deterioration in the Company’s market capitalization compared to its book value that could impair the Company’s goodwill; (iv) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies and inflationary pressure); (v) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments, environmental liability exposure and inability to target an appropriate overall risk level); (vi) inadequacy of reserves established for future claims losses; (vii) failure to predict or manage benefits, claims and other costs; (viii) losses due to natural and man-made catastrophes; (ix) increases or decreases in tax valuation allowances; (x) fluctuations in exchange rates and other risks related to our international operations; (xi) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xii) inability of reinsurers to meet their obligations; (xiii) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xiv) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xv) a further decline in the manufactured housing industry; (xvi) a decline in our credit or financial strength ratings (including the currently heightened risk of ratings downgrades in the insurance industry); (xvii) failure to effectively maintain and modernize our information systems; (xviii) failure to protect client information and privacy; (xix) failure to find and integrate suitable acquisitions and new insurance ventures; (xx) inability of our subsidiaries to pay sufficient dividends; (xxi) failure to provide for succession of senior management and key executives; (xxii) negative impact on our business and negative publicity due to unfavorable outcomes in litigation and regulatory investigations (including the potential impact on our reputation and business of a negative outcome in the ongoing SEC investigation); (xxiii) significant competitive pressures in our businesses and cyclicality of the insurance industry; and (xxiv) current or new laws and regulations that could increase our costs or limit our growth.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2008 Annual Report on Form 10-K and our upcoming First Quarter 2009 Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures listed below to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the chart on page 2 of this release, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Please see page 19 of the financial supplement, which is available on our Website at www.assurant.com, for a summary of net operating income disclosed items.

(2)	Assurant uses annualized operating ROE as an important measure of the Company’s operating performance. Annualized operating ROE equals year-to-date net operating income divided by average stockholders’ equity for the year to date period, excluding AOCI, and then the return is annualized. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated GAAP ROE for the three months ended March 31, 2009 was 8.7% as shown in the reconciliation below.

For the Three Months Ended March 31, 2009
Annualized operating return on average equity (excluding AOCI)	12.5%
Net realized (losses) gains on investments	-3.3%
Change in deferred tax asset valuation allowance	-1.9%
Change due to effect of including AOCI	1.4%

Annualized GAAP return on average equity	8.7%

Media Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2009 and 2008

	Three Months Ended March 31,
	2009	2008
	(in thousands except number of shares and
	per share amounts)
Revenues
Net earned premiums and other considerations	$1,874,579	$1,941,417
Net investment income	178,479	197,774
Net realized losses on investments	(55,689)	(43,143)
Amortization of deferred gains on disposal of businesses	6,802	7,379
Fees and other income	83,706	73,898

Total revenues	2,087,877	2,177,325

Benefits, losses and expenses
Policyholder benefits	960,342	937,459
Selling, underwriting, general and administrative expenses	954,479	938,650
Interest expense	15,189	15,288

Total benefits, losses and expenses	1,930,010	1,891,397

Income before provision for income taxes	157,867	285,928
Provision for income taxes	77,286	99,098

Net income	$80,581	$186,830

Net income per share:
Basic*	$0.68	$1.58
Diluted*	$0.68	$1.56

Dividends per share	$0.14	$0.12

Share data:
Basic weighted average shares outstanding*	117,891,543	118,103,519
Diluted weighted average shares outstanding*	117,967,747	119,387,321

*	Weighted average shares outstanding and net income per share amounts have been revised to reflect the adoption of Financial Accounting Standards Board Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), as of January 1, 2009. For further information on FSP EITF 03-6-1, please see our upcoming first quarter 2009 Form 10-Q.

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At March 31, 2009 (unaudited) and Dec. 31, 2008

	March 31, 2009	December 31, 2008

	(in thousands)
Assets
Investments and cash and cash equivalents	$12,542,385	$13,107,476
Reinsurance recoverables	4,076,574	4,010,170
Deferred acquisition costs	2,579,420	2,650,672
Goodwill	1,005,027	1,001,899
Assets held in separate accounts	1,602,362	1,778,809
Other assets	2,014,876	1,965,560

Total assets	23,820,644	24,514,586

Liabilities
Policyholder benefits and claims payable	10,428,482	10,398,376
Unearned premiums	5,227,849	5,407,859
Debt	971,982	971,957
Mandatorily redeemable preferred stock	8,160	11,160
Liabilities related to separate accounts	1,602,362	1,778,809
Accounts payable and other liabilities	1,911,487	2,236,920

Total liabilities	20,150,322	20,805,081

Stockholders’ equity
Equity, excluding accumulated other comprehensive loss	4,452,650	4,380,451
Accumulated other comprehensive loss	(782,328)	(670,946)

Total stockholders’ equity	3,670,322	3,709,505

Total liabilities and stockholders’ equity	$23,820,644	$24,514,586